Exhibit 99.1 — Press Release

BANCORP OF NEW JERSEY, INC. ANNOUNCES FIRST QUARTER EARNINGS

May 10, 2017

Fort Lee, NJ - Bancorp of New Jersey, Inc. (NYSE MKT:  BKJ) (the “Company”), holding company for Bank of New Jersey, reported net income for the quarter ended March 31, 2017 of $1.1 million, or $0.17 per diluted share, compared to net income of $1.3 million, or $0.21 per diluted share, for the quarter ended March 31, 2016, representing a decrease of approximately $230 thousand, or 17.8%.

President and Chief Executive Officer Nancy E. Graves commented: “We are very pleased with our net loan growth of $24 million which is an increase of 3.7% for the quarter. Our pipeline remains strong and the New Jersey commercial market continues to be very active. We conducted a very successful deposit campaign in the first quarter resulting in 400 new customer relationships and $37 million in new CD’s. We are focused on our growth and the management of expenses.”

Operating Results

Net interest income was $6.0 million for the quarter ended March 31, 2017 compared to $6.2 million for the quarter March 31, 2016 primarily due to loan prepayment fees realized in the first quarter of 2016.

During the first quarter of 2017, noninterest expense, net, increased by $476 thousand, or 12.2%, and was $4.4 million as compared to $3.9 million for the first quarter of 2016. This was primarily due to an increase in the run rate of salaries and employee benefits and the costs incurred in consulting and legal fees in completing initiatives undertaken by management to invest in the Company’s future performance. The Company did not take a provision for loan losses for the first quarter 2017, while it recognized a provision of $300 thousand in the first quarter of 2016.

Bancorp of New Jersey’s total assets were $859.7 million at March 31, 2017 compared to $822.4 million at December 31, 2016, an increase of $37.2 million or 4.5%.  Total loans reached $685.0 million at March 31, 2017 compared to $660.6 million at December 31, 2016, an increase of $24.4 million, or 3.7%.  Total deposits were $755.3 million at March 31, 2017 compared to $718.0 million at December 31, 2016, an increase of $37.3 million, or 5.2%.  Stockholders’ equity reached $78.5 million at March 31, 2017 from $77.1 million at December 31, 2016, an increase of approximately $1.4 million, or 1.8%.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services. The Bank currently has 9 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington Park, Englewood, Cliffside Park, and Woodcliff Lake.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-720-3201.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net.

Forward-Looking Statements This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements are included in our Annual Report on Form 10-K under Item 1a — Risk Factors and in the description of our business under Item 1. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.

Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

	Three months ended
	March 31,
INCOME STATEMENT	2017	2016
Net Interest Income	$6,042	$6,226
Provision for Loan Losses	—	300
Noninterest Expense, net	4,383	3,907
Pretax Income	1,659	2,019
Tax Expense	597	727
Net Income	$1,062	$1,292

Basic Earnings per Share	$0.17	$0.21
Diluted Earnings per Share	$0.17	$0.21

Weighted Average Shares —Basic	6,330	6,240
Weighted Average Shares —Diluted	6,380	6,253

SELECTED BALANCE SHEET DATA AT END OF PERIOD	3/31/2017	12/31/2016
Total Loans	$684,972	$660,571
Allowance for Loan Losses	8,241	8,287
Investment Securities	68,523	70,915
Total Assets	859,674	822,440
Total Deposits	755,290	717,988
Stockholders’ Equity	78,522	77,144